EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-158268 on Form S-3, Registration Statement No. 333-165747 on Form S-4, and Registration Statements Nos. 033-63793, 333-27501, 333-31065, 333-67155, 333-86223, 333-31162, 333-60616, 333-62378, 333-107081, 333-134130, 333-157988 and 333-157990 on Form S-8 of our report dated June 18, 2010 with respect to the consolidated financial statements and financial statement schedule of Pinnacle Entertainment, Inc. included in this Current Report on Form 8-K of Pinnacle Entertainment, Inc. for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Las Vegas, Nevada
June 18, 2010